Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 11, 2019

Board of Directors

Colony Credit Real Estate, Inc.

515 S. Flower Street

44th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

We are acting as counsel to Colony Credit Real Estate, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the resale from time to time by the selling stockholders identified in the Registration Statement of up to 47,936,489 shares of Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”), including the sale of up to 44,399,444 shares of Common Stock by Colony Capital Operating Company, LLC and 461,422 shares of Common Stock by NRF Holdco, LLC (collectively, the “Outstanding Shares”) and 3,075,623 shares of Common Stock by NRF Red REIT Corp. that the Company may issue to it from time to time upon conversion of common membership units of Credit RE Operating Company, LLC (the “Redemption Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Redemption Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement, as amended (the “Articles of Amendment”). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Directors Colony Credit Real Estate, Inc.	- 2 -	October 11, 2019

(a)	the Outstanding Shares are validly issued, fully paid, and nonassessable; and

(b)

the Redemption Shares, if and when issued in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Credit RE Operating Company, LLC, dated as of January 31, 2018, will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP